Hudson River Bancorp, Inc. Reports Record Earnings With 15% Increase in Net Income; Announces Increase to Quarterly Dividend

HUDSON, NY -- 07/15/2004 -- Hudson River Bancorp, Inc. (NASDAQ: HRBT) announced today financial results for the quarter ended June 30, 2004. Net income for the quarter was $8.8 million, up 15% from the $7.7 million earned for the quarter ended June 30, 2003. Diluted earnings per share was $0.30, up 11% from the $0.27 earned for the same period in the prior year. The improvement in earnings is primarily due to higher levels of net interest income.

Per share information has been restated to give effect to the 2-for-1 stock split on January 15, 2004.

The Company's return on average tangible equity was 16.36% for the quarter ended June 30, 2004, up from 16.06% for the same period in the prior year. The return on average equity was 12.36% for the quarter ended June 30, 2004, up from 11.71% for the same period in the prior year. The return on average assets increased to 1.36%, for the quarter ended June 30, 2004, up from 1.23% for the quarter ended June 30, 2003. The Company's efficiency ratio improved to 47.05% for the quarter ended June 30, 2004 from 50.83% from the same period in the prior year. The Company had total assets of $2.6 billion and total deposits of $1.8 billion at June 30, 2004.

The Company also announced that it would pay a quarterly cash dividend of $0.09 per share on its common stock, an increase of 13% over its previous quarterly dividend. The dividend will be payable on August 12, 2004 to shareholders of record on July 29, 2004.

Hudson River Bancorp's President and Chief Executive Officer, Carl A. Florio stated, "I am very satisfied with our earnings for the first quarter of fiscal 2005. Earnings continue to be strong which is attributable to our management of our net interest income." Florio continued, "In April 2004, the Company announced that it had reached a definitive agreement to merge with First Niagara Financial Group, Inc. (FNFG). Since this announcement, our employees have been working diligently with representatives of FNFG to ensure that the integration of our two companies will be smooth and have minimal impact to our customers." Florio concluded, "During the quarter, the Company announced that the Shareholder vote on the merger will coincide with our annual meeting on September 28, 2004. The merger is expected to be completed in January, 2005."

Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust, private banking and commercial services through its subsidiary, Hudson River Bank and Trust Company ("Hudson"), and its 49 branch offices located throughout the Capital District area. The Company also services municipal customers through Hudson River Commercial Bank, a subsidiary of Hudson. Customers' banking needs are served 24 hours a day through an extensive ATM network system and through the Company's automated telephone banking system. The Company offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, the ability of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                            Hudson River Bancorp, Inc.

Consolidated Income Statements  For the Three              For the
                                 Months Ended            Years Ended
                                   June 30,                March 31,
                                   --------                ---------
(In thousands, except share
  and per share data)           2004        2003        2004        2003
                                ----        ----        ----        ----

Interest income            $    33,574 $    33,729 $   131,980 $   150,950
Interest expense                 9,952      11,985      44,064      56,366
                           ----------- ----------- ----------- -----------
  Net interest income           23,622      21,744      87,916      94,584
Provision for loan losses          900       1,200       4,800       6,000
                           ----------- ----------- ----------- -----------
  Net interest income
   after provision for
   loan losses                  22,722      20,544      83,116      88,584
Other operating income           4,947       5,524      21,589      17,256
Other operating expenses        14,126      14,241      56,408      60,883
                           ----------- ----------- ----------- -----------
Income before tax expense       13,543      11,827      48,297      44,957
Tax expense                      4,708       4,173      16,509      17,103
                           ----------- ----------- ----------- -----------
  Net income               $     8,835 $     7,654 $    31,788 $    27,854
                           =========== =========== =========== ===========

Average Balances and Shares
Assets                     $ 2,611,817 $ 2,507,775 $ 2,539,372 $ 2,476,371
Shareholders' equity           286,692     262,936     269,206     245,860
Earning assets               2,438,044   2,340,418   2,369,114   2,313,965
Interest-bearing
 liabilities                 2,076,504   2,027,289   2,036,236   2,023,093
Shares outstanding:
  Basic (1)                 28,336,601  27,995,118  27,998,674  27,710,706
  Diluted (1)               29,242,969  28,825,002  28,945,749  28,622,448

Profitability Ratios
Basic earnings per
 share (1)                 $      0.31 $      0.27 $      1.14 $      1.01
Diluted earnings per
 share (1)                 $      0.30 $      0.27 $      1.10 $      0.97
Return on average
 assets (2)                       1.36%       1.23%       1.25%       1.12%
Return on average
 equity (2)                      12.36%      11.71%      11.81%      11.33%
Return on average tangible
 equity (2)                      16.36%      16.06%      16.02%      16.00%
Dividend payout ratio            26.20%      24.37%      26.61%      24.04%
Net interest rate
 spread (2)                       3.60%       3.42%       3.41%       3.73%
Net interest margin (2)           3.89%       3.74%       3.71%       4.09%
Efficiency ratio (3) (4)         47.05%      50.83%      50.39%      53.05%
Expense ratio (3) (4)             2.06%       2.22%       2.17%       2.40%

(1) Weighted average shares and per share data have been restated to give effect to a 2-for-1 stock split effective on January 15, 2004.
(2) Annualized for the three month periods.
(3) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions and other intangibles amortization for each period.  Efficiency ratio also does not include net securities transactions.
(4) The ratio for the period ended June 30, 2004 excludes pre-tax merger expenses.

                            Hudson River Bancorp, Inc.

Consolidated Balance Sheets                     Balances as of

(In thousands, except share              June 30,           March 31,
 and per share data)                       2004         2004         2003
                                           ----         ----         ----

Cash and due from banks              $    58,029  $    59,184  $    64,869
Money market investment                   50,347       50,210            -
Federal funds sold                           263       56,286      303,300
                                     -----------  -----------  -----------
  Cash and cash equivalents              108,639      165,680      368,169
                                     -----------  -----------  -----------
Securities available for sale,
 at fair value                           665,262      650,524      341,524
Federal Home Loan Bank of
 New York stock, at cost                  21,744       22,936       19,332

Loans                                  1,698,736    1,665,699    1,649,086
Allowance for loan losses                (40,433)     (40,252)     (38,276)
                                     -----------  -----------  -----------
  Net loans                            1,658,303    1,625,447    1,610,810
                                     -----------  -----------  -----------
Accrued interest receivable                9,939        9,958        9,634
Premises and equipment, net               27,090       27,401       28,447
Other real estate owned and
 repossessed property                        608          497          834
Goodwill                                  65,304       65,304       65,304
Other intangible assets, net               4,757        4,981        6,021
Other assets                              48,117       46,102       44,837
                                     -----------  -----------  -----------
  Total assets                       $ 2,609,763  $ 2,618,830  $ 2,494,912
                                     ===========  ===========  ===========

Deposits                               1,837,449    1,820,973    1,798,373

Securities sold under agreements
 to repurchase                            15,432       17,578       18,357
Short-term FHLB advances                  24,900            -            -
Long-term FHLB borrowings                407,686      458,449      386,628
Mortgagors' escrow deposits               12,609        6,381        6,306
Other liabilities                         26,718       27,672       27,005
                                     -----------  -----------  -----------
  Total liabilities                    2,324,794    2,331,053    2,236,669
  Total shareholders' equity             284,969      287,777      258,243
                                     -----------  -----------  -----------

  Total liabilities and
   shareholders' equity              $ 2,609,763  $ 2,618,830  $ 2,494,912
                                     ===========  ===========  ===========

Share Information
Shares outstanding at
 period end (1)                       30,430,216   30,331,438   30,338,258
Book value per share at
 period end (1)                      $     10.03  $     10.17  $      9.22
Book value per share, including
 unallocated ESOP shares
 and unvested RRP shares (1)         $      9.36  $      9.49  $      8.51
Tangible book value per share at
 period end (1)                      $      7.57  $      7.68  $      6.67
Tangible book value per share,
 including unallocated
  ESOP and unvested RRP
   shares (1)                        $      7.06  $      7.17  $      6.16
Closing market price at
 period end (1)                      $     17.07  $     20.60  $     11.49

Asset Quality
Nonperforming loans                  $    17,662  $    19,087  $    20,151
OREO and repossessed property                608          497          834
                                     -----------  -----------  -----------
  Total nonperforming assets         $    18,270  $    19,584  $    20,985
                                     ===========  ===========  ===========

Nonperforming loans to total loans          1.04%        1.15%        1.22%
Nonperforming assets to total assets        0.70%        0.75%        0.84%
Allowance for loan losses to:
  Total loans                               2.38%        2.42%        2.32%
  Nonperforming loans                     228.93%      210.89%      189.95%

(1) Per share data has been restated to give effect to a 2-for-1 stock split effective on January 15, 2004.

Contact:
Carl A. Florio
President & CEO
Timothy E. Blow
Chief Financial Officer
518-828-4600